UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2009

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Federally Chartered Corporation	000-51404	35-6001443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8250 Woodfield Crossing Blvd.

Indianapolis IN 46240

(Address of Principal Executive Offices, including Zip Code)

(317) 465-0200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02.	Termination of a Material Definitive Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2009, the Federal Home Loan Bank of Indianapolis (the “Bank”) announced the retirement of Michael R. Barker, Senior Vice President – Planning and Reporting Officer, effective March 13, 2009. As Mr. Barker’s retirement is voluntary, no payment will be made under the Key Employee Severance Agreement to which Mr. Barker and the Bank are parties, and that agreement will terminate effective March 13, 2009.

Further, no payment will be made to Mr. Barker under the Bank’s 2008 Long-Term Incentive Plan established as of January 1, 2008, or the Bank’s 2009 Long-Term Incentive Plan established as of January 1, 2009, in which Mr. Barker was designated as a participant and pursuant to which Mr. Barker and the Bank executed a Key Executive Non-Solicitation and Non-Disclosure Agreement. That agreement remains in place.

The board of directors will decide in 2010 as to Mr. Barker’s eligibility for payment under the Bank’s 2009 Short-Term Incentive Plan for the two and one-half month period of his service during 2009. Mr. Barker will receive all compensation and benefits otherwise due him as an employee of the Bank through his last date of employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2009

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:	/s/ MILTON J. MILLER II
Milton J. Miller II
President – Chief Executive Officer

By:	/s/ JONATHAN R. WEST
Jonathan R. West
Senior Vice President – Administration, General Counsel and Corporate Secretary

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